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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 10-Q

    (X) QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
                           AND EXCHANGE ACT OF 1934

               For the quarterly period ended December 31, 1995

                                      OR

   ( ) TRANSACTION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                           AND EXCHANGE ACT OF 1934

                        Commission file number 33-67040

                       PARACELSUS HEALTHCARE CORPORATION
             (Exact name of registrant as specified in its charter)

              California                              95-3565943
   (State or other jurisdiction of                 (I.R.S. Employer
    incorporation of organization)                Identification No.)

                                (818) 792-8600
               (Registrant's telephone number, including area code)

            Securities registered pursuant to Section 12(b) of the Act:

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities and Exchange Act during the preceding 12 months and (2) has been subject to such filing requirements for the past 90 days.

                        Yes  /X/                 No

As of December 31, 1995, there were 450 shares of the Registrant's common stock, no stated value, outstanding.

 This document contains twelve (12) pages. The exhibit begins on Page 11.




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                                Page 1

                       PARACELSUS HEALTHCARE CORPORATION
                                   FORM 10-Q
                     THREE MONTHS ENDED DECEMBER 31, 1995

                               TABLE OF CONTENTS

PART I.    QUARTERLY FINANCIAL INFORMATION
                                                                      Page of
                                                                      Form 10-Q
                                                                      --------

Item 1. Financial Statements

        Condensed Consolidated Balance Sheets - December 31, 1995
        and September 30, 1995..........................................   3

        Condensed Consolidated Statements of Income (unaudited)-for the three months ended December 31, 1995 and 1994................  4

        Condensed Consolidated Statements of Cash Flows (unaudited)-
        for the three months ended December 31, 1995 and 1994............  5

        Notes to Unaudited Condensed Consolidated Financial Statements..   6

Item 2. Management's Discussion and Analysis of Financial Condition
        and Results of Operations.......................................   8

PART II.   OTHER INFORMATION

Item 1.  Legal Proceedings..............................................  11

Item 2.  Changes in Securities..........................................  11

Item 3.  Defaults Upon Senior Securities................................  11

Item 4.  Submission of Matters to a Vote of Security Holders............  11

Item 5.  Other Information..............................................  11

Item 6.  Exhibits and Reports on Form 8-K...............................  11

SIGNATURES..............................................................  12

PART I. FINANCIAL INFORMATION ; ITEM 1.  FINANCIAL STATEMENTS
                       PARACELSUS HEALTHCARE CORPORATION
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                            (dollars in thousands)

                                                   DECEMBER 31,
                                                      1995      SEPTEMBER 30,
                                                   (Unaudited)      1995
                                                   -----------  ------------
Current assets:                        ASSETS
  Cash and cash equivalents......................... $  4,545     $  2,949
  Marketable securities.............................   12,643       10,387
  Accounts receivable, net..........................   85,988       81,039
  Notes and other receivables.......................   11,342       12,502
  Supplies..........................................   10,521       10,565
  Deferred income taxes.............................   15,508       16,485
  Other current assets..............................    5,869        4,510
                                                     --------     --------
    Total current assets............................  146,416      138,437
Property and equipment..............................  273,730      268,412
Less accumulated depreciation and amortization......  106,328      102,746
                                                     --------     --------
                                                      167,402      165,666
Marketable securities...............................   10,066       12,169
Other assets........................................   29,588       28,360
                                                     --------     --------
    Total Assets.................................... $353,472     $344,632
                                                     ========     ========
                     LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Bank drafts outstanding........................... $  5,700     $  4,991
  Accounts payable and other current liabilities....   51,654       59,615
  Current maturities of long-term debt and
    capital lease obligations.......................    5,132        8,658
  Current portion of self-insurance reserves........    4,922        4,792
                                                     --------     --------
    Total current liabilities.......................   67,408       78,056
Long-term debt and capital lease obligations
  less current maturities...........................  130,250      113,070
Self-insurance reserves, less current portion.......   25,314       25,176
Deferred income taxes...............................   23,320       23,255
Minority interests..................................      184          126
Shareholder's equity:
  Common stock......................................    4,500        4,500
  Additional paid-in capital........................      390          390
  Unrealized gains on marketable securities.........      212          137
  Retained earnings.................................  101,894       99,922
                                                     --------     --------
    Total shareholder's equity......................  106,996      104,949
                                                     --------     --------
    Total Liabilities and Shareholder's Equity...... $353,472     $344,632
                                                     ========     ========

Note: The balance sheet at September 30, 1995 has been derived from the audited financial statements at that date and includes all of the information and footnotes required by generally accepted accounting principles for complete financial statements.See notes to condensed consolidated financial statements.

                       PARACELSUS HEALTHCARE CORPORATION
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
                            (dollars in thousands)

                                                           THREE MONTHS ENDED
                                                              DECEMBER 31,
                                                           1995          1994
                                                       -----------   ----------
Total operating revenues.............................. $ 128,674     $ 124,123

Costs and expenses:
  Salaries and benefits...............................    55,545        53,646
  Supplies............................................     9,665        10,589
  Purchased services..................................    16,913        13,563
  Provision for bad debts.............................     9,612         8,804
  Other operating expenses............................    24,986        24,564
  Depreciation and amortization.......................     3,988         4,340
  Interest expense....................................     3,851         3,716
                                                       ---------     ---------
Total costs and expenses..............................   124,560       119,222

Income before minority interests and income taxes.....     4,114         4,901

Minority interests....................................      (569)         (693)
                                                       ---------     ---------
Income before income taxes............................     3,545         4,208

Provision for income taxes............................     1,453         1,726
                                                       ---------     ---------

Net income............................................ $   2,092     $   2,482
                                                       =========     =========


















                            See accompanying notes.

                       PARACELSUS HEALTHCARE CORPORATION
          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
                            (dollars in thousands)

                                                           THREE MONTHS ENDED
                                                              DECEMBER 31,
                                                           1995          1994
                                                       -----------   ----------
OPERATING ACTIVITIES
Net income........................................... $    2,092     $   2,482
Adjustments to reconcile net income to net
  cash provided by operating activities:
    Depreciation and amortization.....................     3,988         4,340
    Deferred income taxes.............................     1,042         1,687
    Minority interests................................       569           693
    Changes in operating assets and liabilities:
      Accounts receivable.............................    (4,949)       (6,563)
      Supplies and other current assets...............    (1,315)       (1,038)
      Notes and other receivables.....................     1,160          (727)
      Bank drafts outstanding.........................       709        (1,087)
      Accounts payable and other current liabilities..    (7,961)       (5,689)
      Self-insurance reserves.........................       268         1,582
                                                       ---------     ---------
Net cash used in operating activities.................    (4,397)       (4,320)

INVESTING ACTIVITIES
  Purchase of marketable securities...................       (78)         (996)
  Additions to property and equipment.................    (5,276)       (1,670)
  Decrease in minority interests......................      (511)         (700)
  Increase in other assets............................    (1,676)         (924)
                                                       ---------     ---------
Net cash used in investing activities.................    (7,541)       (4,290)

FINANCING ACTIVITIES
Net Long-term borrowings..............................    13,654         9,574
Dividends to shareholder..............................      (120)         (412)
                                                       ---------     ---------
Net cash provided by financing activities.............    13,534         9,162
                                                       ---------     ---------
Increase in cash and cash equivalents.................     1,596           552
Cash and cash equivalents at beginning of period......     2,949         1,452
                                                       ---------     ---------
Cash and cash equivalents at end of period............ $   4,545     $   2,004
                                                       =========     =========

Supplementary cash flow information:
  Cash paid during the period for:
    Income taxes...................................... $    954      $    172
    Interest..........................................    5,550         5,351

                            See accompanying notes.

                       PARACELSUS HEALTHCARE CORPORATION
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                        Quarter Ended December 31, 1995

Note 1.  BASIS OF PRESENTATION
------------------------------
The interim condensed consolidated financial statements included herein have been prepared by Paracelsus Healthcare Corporation (the "Company") without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures, normally included in the financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to such SEC rules and regulations; nevertheless, the management of the Company believes that the disclosures herein are adequate to make the information presented not misleading. It is suggested that these condensed consolidated financial statements be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent Annual Report on Form 10-K, filed with the SEC in December 1995. In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary to present fairly the consolidated financial position of the Company with respect to the interim condensed consolidated financial statements, and the consolidated results of its operations and its cash flows for the interim periods then ended, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the full year.

Item 2.  MARKETABLE SECURITIES
------------------------------
On November 15, 1995, the FASB staff issued a Special Report, A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities. In accordance with provisions in that Special Report, the Company chose to reclassify securities from held-to-maturity to available-for-sale (or trading). At the date of transfer, the amortized cost of those securities was $2,000,000 and the unrealized loss on those securities was $13,392 which is included in shareholder's equity.

Item 3.  CONTINGENCIES
----------------------
The Company is subject to claims and suits in the ordinary course of business, including those arising from care and treatment afforded at the Company's facilities and maintains insurance and, where appropriate, reserves with respect to the possible liability arising from such claims. Management believes the ultimate resolution of the proceedings presently pending against the Company (or any of its subsidiaries) will not have a material effect on the Company's financial position, results of operations, or cash flows.

Note 4.  ACQUISITIONS
---------------------
On November 28, 1995, the Company entered into an Asset Exchange Agreement and a Stock Purchase Agreement (the "Exchange Transaction") to acquire substantially all of the assets and operations of Pioneer Valley Hospital Hospital ("Pioneer"), a 139-bed hospital located in West Valley City, Utah, Davis Hospital and Medical Center, a 120-bed hospital located in Laydon, Utah, and Santa Rosa Medical Center, a 129-bed hospital located in Milton, Florida, in exchange for $38,500,000 in cash, and its Peninsula Medical Center, a 119-bed hospital located in Ormond Beach, Florida, Elmwood Medical Center ("Elmwood"), a 135-bed hospital located in Jefferson, Louisiana, and Halstead Hospital ("Halstead"), a 190-bed hospital located in Halstead, Kansas. Coincident with the Exchange Transaction, the Company will purchase the real property of Elmwood and Halstead from a real estate investment trust ("REIT") for $52,000,000, exchange the Elmwood and Halstead real property for Pioneer's real property, and sell the Pioneer real property to the REIT (the "Real Property Purchase and Sale Transaction"). The Exchange Transaction and the Real Property Purchase and Sale Transaction are expected to close by the end of February 1996 and are not expected to result in a material gain or loss.

PART I: FINANCIAL INFORMATION

ITEM 2: MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS
---------------------
The results of operations discussed below compare the results for the quarter ended December 31, 1995 ("the 1995 quarter") to the results for the quarter ended December 31, 1994 ("the 1994 quarter"). The Company divested a facility in August 1994, Woman's Hospital in Jackson, Mississippi, which will be referred to as "the divested facility," and closed down Bellwood Health Center in April 1995, which will be referred to as "the closed facility." This facility was closed due to a loss of two major programs admitting patients to the facility.The Company is considering several options for the physical plant.

Income before income taxes decreased to $3.5 million in the 1995 quarter from $4.2 million in the 1994 quarter, a decrease of $.7 million or 16.7%.

Operating revenues increased to $128.7 million in the 1995 quarter from $124.1 million in the 1994 quarter, an increase of $4.6 million or 3.7%. This increase in operating revenues was mainly caused by growth in hospital outpatient visits, which increased by 4.0% in the 1995 quarter as compared to the 1994 quarter.

Total costs and expenses increased to $124.6 million in the 1995 quarter from $119.2 in the 1994 quarter, an increase of $5.4 million or 4.5%. As a percent of operating revenues, total costs and expenses increased to 96.8% in the 1995 quarter from 96.1% in the 1994 quarter.

Salaries and benefits increased to $55.5 million in the 1995 quarter from $53.6 million in the 1994 quarter, an increase in $1.9 million or 3.5%. As a percent of operating revenues, salaries and benefits stayed at 43.2% when comparing the quarters. Supplies decreased to $9.7 million in the 1995 quarter from $10.6 million in the 1994 quarter, a decrease of $.9 million or 8.5%. As a percent of operating revenues, supplies decreased to 7.5% in the 1995 quarter from 8.5% in the 1994 quarter. The decrease in supplies is directly attributable to the Company's emphasis on reducing inventory levels, more favorable terms resulting from the Company's group purchase contract and price reductions negotiated directly with vendors. Purchased services increased to $16.9 million in the 1995 quarter from $13.6 million in the 1994 quarter, an increase of $3.3 million or 24.3%. As a percent of operating revenues, purchased services increased to 13.1% in the 1995 quarter from 10.9% in the 1994 quarter. Of the $3.3 million increase, $1.9 million or 57.3% was caused by increases in medical purchased services mainly resulting from the increase in outpatient volume.
The provision for bad debts increased to $9.6 million in the 1995 quarter from $8.8 million in the 1994 quarter, an increase of $.8 million or 9.1%. As a percent of operating revenues, the provision for bad debts increased to 7.5%






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

in the 1995 quarter from 7.1% in the 1994 quarter. The $.8 million increase was attributable to the three operating psychiatric facilities. After excluding the three operating psychiatric facilities from operating revenue and the provision for bad debts, the provision for bad debts as a percent of operating revenues would have been 5.7% in the 1995 quarter compared to 5.6% in the 1994 quarter.

Depreciation and amortization decreased to $3.9 million in the 1995 quarter from $4.3 million in the 1994 quarter, a decrease of $.4 million or 9.4%. Of the decrease of $.4 million, $.2 million or 50.0% resulted from the closed and divested facilities. The remaining $.2 million decrease was mainly a result of a reduction in amortization expense for intangible assets fully amortized after the 1994 quarter.

Interest expense increased to $3.9 million in the 1995 quarter from $3.8 million in the 1994 quarter, an increase of $.1 million or 2.6%. This increase was mainly caused by an increase in debt caused by the decrease in cash provided by operations explained in the Liquidity and Capital Resources section following.

Minority interests decreased to $.6 million in the 1995 quarter from $.7 million in the 1994 quarter, a decrease of $.1 million or 14.3%. This decrease was mainly due to a decrease in volume of business at two of the Company's podiatry joint ventures, one of which was terminated during 1995 and an obesity surgery joint venture which was also terminated during 1995.

LIQUIDITY AND CAPITAL RESOURCES
-----------------------------
Net cash used in operating activities decreased to a negative $4.4 million for the 1995 quarter from a negative $4.3 million in the 1994 quarter, a decrease of $.1 million.

The negative $4.4 million net cash used in operating activities in the 1995 quarter, was mainly attributable to the FY 1995 bonuses paid in December 1995, the semi-annual interest paid in October 1995 on the 9.875% Senior Subordinated Notes, and increases in accounts receivable. The decrease in net cash used in operating activities, increases in other assets and the capital expenditures made in the quarter, mainly caused the $13.7 million increase in debt at December 31, 1995. Working capital was $79.0 million at December 31, 1995, an increase of $18.6 million compared to $60.4 million at September 30, 1995. This increase mainly resulted from the increase in accounts receivable and the decrease in accounts payable and other accrued expenses explained above, and a reduction of $3.5 million in current maturities of long term debt resulting from the refinancing of mortgage debt on one of the Company's consolidated partnership's where under the existing mortgage terms the debt was to be paid in full in January 1996 and was treated as current at September 30, 1995.

The Company's requirements for working capital are met largely through funds provided from operations, proceeds from the sale of hospital accounts receivable under the Company's commercial paper program and borrowings under the Credit Facility explained below.

On December 8, 1995, the Company entered into a new Credit Facility which provides up to $230.0 million of revolving credit. The Credit Facility is being increased to finance future acquisitions, refinance the existing Credit Facility borrowings and for general corporate purposes, including working capital and capital expenditures.

Management believes that operating cash flows and amounts available under the new Credit Facility and the commercial paper program will be sufficient to fund the Company's acquisition strategy and the meet the Company's working capital needs and capital expenditure requirements.

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The statement also addresses the accounting for long-lived assets that are expected to be disposed of. The Company will adopt SFAS
No. 121 on October 1, 1996, and, based on current circumstances, does not believe the effect of the adoption will be material.

Impact of Inflation and Changing Prices
---------------------------------------
A significant portion of the Company's operating expenses are subject to inflationary increases, the impact of which the Company has historically been able to substantially offset through price increases, by expanding services and by increasing operating efficiencies. To the extent that inflation occurs in the future, however, the Company may not be able to pass on the increased costs associated with providing health care services to patients with government or managed care payors unless such payors correspondingly increase reimbursement rates.























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


PART II - OTHER INFORMATION
---------------------------

Item 1. LEGAL PROCEEDINGS

     No material change has occurred in the litigation described in "Item 3. Legal Proceedings" on page 15 of the Company's Annual Report on Form 10-K for the year ended September 30, 1995.

Item 2. CHANGE IN SECURITIES

     None

Item 3. DEFAULTS UPON SENIOR SECURITIES

     None

Item 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     None

Item 5. OTHER INFORMATION

     None

Item 6. EXHIBITS AND REPORTS ON FORM 8-K

     (a)   Exhibits - None

     (b)   Reports on Form 8-K - None
























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


                       PARACELSUS HEALTHCARE CORPORATION

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this quarterly report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       PARACELSUS HEALTHCARE CORPORATION




Date:  February 14, 1996               By:  \s\ James T. Rush
                                            ---------------------------------
                                            Vice President, Finance and
                                            Chief Financial Officer
                                            (principal financial officer)

Date:  February 14, 1996                   By:  \s\ Scott K. Barton
                                            ---------------------------------
                                            Assistant Vice President
                                            and Corporate Controller
                                            (principal accounting officer)




























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